SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET MIDDLE MARKET DEBT FUND INC.

(Name of Registrant as Specified in Its Charter)

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Dear Shareholder, As previously announced, the Western Asset Middle Market Debt Fund Inc. (the “Fund”) Special Meeting of Shareholders (the “Special Meeting”) to vote on the new agreements between the Fund and its investment manager and subadvisers1 is now scheduled to be held on August 28, 2020, and the record date for eligible shareholders to vote at the Special Meeting is now July 20, 2020. Our records indicate that you are eligible to vote at the Special Meeting and have already voted your shares. You do not need to take further action unless you wish to change your vote You can vote by internet, telephone or by signing and dating the proxy card and mailing it in the envelope provided. If you have any questions about the Special Meeting or need additional assistance, please contact: Computershare    Shareholders Call Toll Free: (866) 859-8682 Fund Services Notes 1 The “change of control” resulting from the pending combination of Legg Mason Inc. (“Legg Mason”), the parent company of the Fund’s investment manager and subadvisers, and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, will cause your Fund’s management and subadvisory agreements to terminate. Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.